Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

BY AND AMONG

TRUNITY HOLDINGS, INC.,

and

THE MEMBERS OF NEWCO4PHARMACY, LLC

Dated as of December 9, 2015

ii

iii

CROSS-REFERENCE TO DEFINED TERMS

Defined Term	Page
Affiliate	2
Agreement	2
Benefit Plans	10
Business	1
Closing	3
Closing Date	3
Code	2
Common Stock	8
Contract	2
Debentures	13
Debt Resolution LLC	13
Debt Settlement	13
Environmental Claim	6
Environmental Laws	6
ERISA	2
Exchange Act	1
Hazardous Materials	6
Intellectual Property	2
Lock-Up Agreement	3
N4P	1
N4P Member	1
N4P Member Representative	14
N4P Members	1
N4P Shares	1
Ownership Percentage	1
person	16
Records	2
Regulation D	1
Requesting Party	3
SEC	1
Securities Act	1
TNTY	1
TNTYShares	1
Surviving Liabilities	13
Tax Returns	2
Taxes	2
Trade Secrets	2

iv

Securities Exchange Agreement

THIS SECURITIES EXCHANGE AGREEMENT is made and entered into as of this 9th day of December, 2015, by and among TRUNITY HOLDINGS, INC., a Delaware corporation (“TNTY”), NEWCO4PHARMACY, LLC, a Georgia limited liability company (“N4P”), and all of the members of N4P (each of whom is a “N4P Member” and all of whom together are collectively, the “N4P Members”). The name, address, and percentage membership interest (the “Ownership Percentage”) of each N4P Member is set forth on Exhibit A. The N4P Members collectively hold all of the outstanding limited liability company membership interests of N4P.

Background

N4P owns certain business plans and proprietary information regarding the acquisition of pharmacy related organizations and the management and operation of compounding pharmacy operations (the “Business”). After Closing of the transactions contemplated by this Agreement, TNTY will exit its pre-existing education business as contemplated in Section 3.1(c)(vi) and Article 7 and have no business activities or assets other than those relating to the Business. TNTY is a public company that files reports pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) and its common stock is traded on the OTC under the symbol TNTY. TNTY and the N4P Members desire to make this Agreement for the purpose of setting forth certain representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby. TNTY is issuing the TNTY Shares to the N4P Members in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The N4P Members are selling and delivering the N4P Shares to TNTY in reliance upon an exemption from the registration provisions of the Securities Act referred to as the 4(1)½ exemption. It is the intent of the parties that (a) the contribution of the N4P shares to TNTY in exchange for the TNTY Shares will qualify as a tax-free exchange under of the Internal Revenue Code of 1986 and (b) the transaction is expected to be accounted for as a reverse acquisition.

Agreement

For and in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be legally bound, agree:

Article 1 Purchase and Sale of Shares

Section 1.1 Agreement to Sell. For the consideration hereinafter provided, and upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the N4P Members shall sell, assign, transfer, convey, and deliver to TNTY and TNTY shall purchase and acquire all of the outstanding limited liability company membership interests of N4P (the “N4P Shares”), with each N4P Member selling the number of N4P Shares set forth adjacent to the name of such N4P Member on Exhibit A. The N4P Members shall sell and deliver the N4P Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws.

Section 1.2 Purchase Price. The purchase price for the N4P Shares purchased from each N4P Member shall be paid solely by issuance of shares of Preferred Stock Series X, par value $.0001 of TNTY (the “TNTY Shares”) having the rights, privileges, and preferences described on Exhibit B, with each N4P Member receiving the number of TNTY Shares set forth adjacent to the name of such N4P member on Exhibit A. TNTY shall issue and deliver the TNTY Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws.

Section 1.3 Certain Definitions. The capitalized terms set forth below, are used herein with the meanings thereafter ascribed.

“Affiliate” means a person controlling, controlled by, or under common control with a person. As used in the preceding sentence, “control” means ownership of at least five percent of the outstanding equity securities or, the ability by contract or otherwise to direct the affairs of such person. Each officer and director of a person is an Affiliate of that person.

“Agreement” means this Securities Exchange Agreement, the TNTY Disclosure Letter, and the N4P Members Disclosure Letter, together with any amendments or modifications hereto and thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” or “Contracts” means all contracts, agreements, arrangements, or understandings, written or oral, by which N4P or TNTY, as the case may be, receives any right or benefit or undertakes any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Intellectual Property” means N4P’s business plan, know-how, and proprietary information regarding the acquisition, management, and operation of pharmacies.

“Records” shall mean information inscribed on a tangible medium (such as paper) or a magnetic or digital medium (such as a disk drive or tape) including, without limitation, files and records, including correspondence with clients, books of account, employment records, records pertaining to suppliers, and other written materials.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any governmental entity or payable under any tax-sharing agreement or any other Contract.

“Trade Secrets” means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets includes, without limitation, (a) any application, operating system, communication system, or other computer software (whether in source or object code) and the documentation related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business; and (b) information concerning the customers, services, pricing strategies, personnel assignments, and policies of TNTY and N4P or any parent or subsidiary, or matters concerning the financial affairs and management of TNTY or N4P or any parent, subsidiary, or affiliate of TNTY; provided however, that Trade Secrets shall not include any Excluded Information.

Article 2 Procedure for Closing

Section 2.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at Hoboken, New Jersey, at 4:30 a.m. EST, on the third (3rd) business day immediately following the date on which the last of the conditions set forth in hereof is fulfilled or waived, or at such other time, date, and place as the N4P Members and TNTY shall mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.2 Deliveries at Closing. At the Closing, each of the following items shall be delivered:

(a) The N4P Members shall deliver to TNTY the following:

(i) a schedule evidencing all N4P Shares held by owners of N4P before the Closing and after the Closing;

(ii) the minute book, the Certificate of Organization and Operating Agreement of N4P, and a certificate of existence of N4P; and

(iii) such other evidence of the performance of all covenants and the satisfaction of all conditions required of the N4P Members by this Agreement at or prior to the Closing Date as TNTY or its counsel may reasonably require.

The documents and certificates to be delivered hereunder by or on behalf of the N4P Members on the Closing Date shall be in form and substance reasonably satisfactory to TNTY and its counsel.

(b) TNTY shall deliver to the N4P Members the following:

(i) the TNTY Shares to be issued to the N4P Members in payment of the Purchase Price, registered in the names of the N4P Members set forth in Exhibit A;

(ii) evidence of the performance of all covenants and the satisfaction of all conditions required of TNTY by this Agreement at or prior to the Closing Date as the N4P Members or its counsel may reasonably require.

The documents and certificates to be delivered hereunder by or on behalf of TNTY on the Closing Date shall be in form and substance reasonably satisfactory to the N4P Members and their counsel.

Section 2.3 Further Assurances. At the request of a party to this Agreement (a “Requesting Party”), the other parties hereto, from time to time after the Closing, will execute, acknowledge, and deliver to the Requesting Party such instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as the Requesting Party may reasonably request to carry out, evidence, and confirm the intended purposes of this Agreement.

Article 3 Representations and Warranties of N4P and the N4P Members

For the purpose of inducing TNTY to enter into this Agreement, N4P and the N4P Members represent and warrant to TNTY that:

Section 3.1 Title to Shares, Authority, Investment Intent.

(a) The N4P Members shall collectively own of record and beneficially, all outstanding N4P Shares. The N4P Members have and on the Closing Date will have good title to the N4P Shares to be delivered to TNTY as provided in Section 2 hereof, free and clear of all claims, liens, charges, encumbrances, and options, whatsoever, including any rights of N4P or of any third parties whatsoever with respect thereto.

(b) The N4P Members have duly and validly executed and delivered this Agreement. The N4P Members have the full legal capacity and the full legal right, power, capacity, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without the consent or approval of any other person or entity. This Agreement constitutes a binding obligation of the N4P Members and is enforceable against the N4P Members in accordance with its terms.

(c) Each N4P Member represents and warrants as to such N4P Member only that:

(i) The TNTY Shares are being acquired for such N4P Member’s own account without the participation of any other person, with the intent of holding the TNTY Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the TNTY Shares and not with a view to, or for resale in connection with, any distribution of the TNTY Shares;

(ii) Such N4P Member is able to bear the economic risks of the investment in the TNTY Shares, including the risk of a complete loss of such N4P Member’s investment therein;

(iii) Such N4P Member understands and agrees that the TNTY Shares will be issued and sold to such N4P Member without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(iv) The TNTY Shares cannot be offered for sale, sold, or transferred by such N4P Member other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to TNTY of compliance with the applicable securities laws of other jurisdictions. TNTY shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

(v) Such N4P Member is an accredited investor, and such N4P Member acknowledges that N4P Member has had the opportunity to ask questions of and receive answers from TNTY and any person acting on its behalf, and to obtain all material information reasonably available with respect to TNTY and its affairs.

(vi) Such N4P Member, after receiving the Series X Preferred Stock, shall vote such stock in favor of, and shall cooperate with, and not disrupt, vote against, or otherwise impede the plan of the legacy TNTY shareholders to spin out substantially all of the pre-existing assets, operations and business of TNTY (collectively, the “Trunity Business”) into a separate company solely owned by such legacy shareholders and other investors approved by them as soon as possible after the Closing Date contemplated by this Agreement (the “Spin Out”) after taking into consideration all relevant state and federal laws and regulations related to the Spin Out.

Section 3.2 Organization and Qualification. N4P is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. N4P is duly qualified and is in good standing as a foreign limited liability company in each jurisdiction in which the nature of the property or assets owned by N4P or the nature of the operations or business conducted by N4P requires such qualification and where the failure to be so qualified would have a material adverse effect on N4P.

Section 3.3 Subsidiaries and Joint Ventures. No shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by N4P.

Section 3.4 Authority. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by N4P and the N4P Members have been duly and validly authorized and approved by all necessary action on the part of N4P and the N4P Members. This Agreement is the legal, valid, and binding obligation of N4P, enforceable against N4P in accordance with its terms. Neither the execution and delivery of this Agreement by N4P and the N4P Members nor the consummation of the transactions contemplated hereby will (c) violate the Certificate of Organization or Operating Agreement of N4P, (d) violate any provisions of law or any order of any court or any governmental unit to which either N4P or the N4P Members are a party or by which it or any of their properties or assets may be bound, (e) (i) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, lease, agreement, or other instrument to which either N4P or the N4P Members are a party or by which it or they or any of its or their assets or properties may be bound, or (ii) result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of N4P or result in the acceleration of the maturity of any payment date of any of the liabilities of N4P, or increase or adversely affect the obligations of N4P thereunder, (f) violate any material term or provision of, result in a default, give rise to any right of termination, cancellation, or acceleration, or cause the loss of any right or option, under any Contracts, the breach of which would have a material adverse effect on N4P or the Business or the consummation of the transactions contemplated hereby, or (g) result in any encumbrance upon any of the assets or properties of N4P.

Section 3.5 Capitalization. All outstanding N4P Shares are duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations, and at closing will be owned, of record and beneficially, by the N4P Members. There is no subscription right, option, warrant, convertible security, or other right (contingent or other) presently outstanding, for the purchase, acquisition, or sale of N4P Shares or any other securities of N4P, or any securities convertible into or exchangeable for N4P Shares or other securities of N4P. There are no accrued distributions, accumulated distributions, N4P Share appreciation rights, phantom N4P Shares, or similar rights in existence. Other than the N4P Operating Agreement, at Closing there will be no agreements purporting to restrict the transfer of the outstanding N4P Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the N4P Shares, and none of the N4P Shares are currently pledged or held as security by any person or entity.

Section 3.6 Personal Property. N4P owns or has the right to use all of its assets free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature.

Section 3.7 Intellectual Property. N4P is the sole and exclusive owner of all right, title, and interest in and to the Intellectual Property free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights). N4P has not received notice of, and to the best knowledge of both N4P and the N4P Members there is no basis for, any claim, charge, action, suit, or preceding against N4P involving: (h) unfair competition with respect to any intangible property right of any third person or entity; (i) infringement by the Intellectual Property of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (j) the improper use of the trade secrets, formulae, or intellectual property of others; or (k) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by N4P is likely to be confused with a trademark, trade name, service mark, or logo of a third party. There are no outstanding, nor to the best knowledge of N4P and the N4P Members are there any threatened, disputes or other disagreements with respect to (l) ownership of the Intellectual Property, (m) any licenses or similar agreements or arrangements, or (n) infringement by a third party of any of the Intellectual Property. N4P has taken all steps reasonably necessary to protect its right, title, and interest in and to the Intellectual Property and the continued use of the Intellectual Property. N4P has used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession.

Section 3.8 Insurance. N4P currently has no insurance covering its properties and business.

Section 3.9 Environmental Matters.

(a) N4P has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

(b) N4P has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

(c) No Hazardous Materials are, to the knowledge of N4P, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by N4P, and, to the knowledge of N4P, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by N4P so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

(d) As used herein, “Environmental Claim” means any notice, claim, act, cause of action or investigation by any Person alleging potential liability arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials or any violation, or alleged violation, of any Environmental Law. As used herein, “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health. As used herein, “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, any chemicals used or waste generated as a result of typical office and janitorial activities.

Section 3.10 Litigation. There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting N4P at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. N4P is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting N4P.

Section 3.11 Brokers and Finders. Neither N4P, the N4P Members, nor any Affiliate has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.

Section 3.12 Taxes.

(a) N4P has filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to N4P, either separately or as a member of a group of corporations. N4P has not requested any extension of time within which to file any Tax Return, except as to Tax Returns that have since been timely filed. All Tax Returns filed by (or that include on a consolidated basis) N4P are complete and correct and comply with applicable legal requirements. N4P has paid, or made provision for the payment of, all taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by N4P. N4P has withheld or collected and paid to the proper authority all taxes required to be withheld, collected, or paid by it.

(b) No claim has ever been made by any governmental entity in a jurisdiction where N4P does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim. No Tax Return of N4P is under audit by the IRS or other governmental entity, and no notice of such an audit has been received by N4P. There are no threatened proceedings for, or relating to, Taxes, and there are no matters under discussion with the IRS or other governmental entity with respect to Taxes. No issues relating to Taxes have been raised in writing by the IRS or other governmental entity during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other governmental entity in any audit that could recur in a later taxable period. There is no proposed Tax assessment against N4P. N4P has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of N4P or for which N4P could be liable. No lien or encumbrance for Taxes exists with respect to any assets of N4P, except statutory liens for Taxes not yet due.

(c) N4P is not, and has been, a member of any affiliated group of corporations (other than a group of which N4P is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any governmental entity. N4P is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable legal requirement, as a transferee or successor, by contract, or otherwise.

Section 3.13 Liabilities. N4P has no material liabilities.

Section 3.14 Labor Matters. N4P has never had employees and has never maintained or contributed to any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement.

Section 3.15 Governmental Approval and Consents. No authorization, consent, approval, designation, order, declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.16 Compliance with Laws. N4P, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to N4P or the Business, which violation would have a material adverse effect on N4P or the Business. N4P is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects N4P, the Business, or any of the assets and properties of the Business.

Section 3.17 Correctness of Representations. No representation or warranty or other statement made by the N4P Members in this Agreement, the N4P Members Disclosure Letter, or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

Article 4 Representations and Warranties of TNTY

TNTY hereby represents and warrants to N4P and the N4P Members as follows:

Section 4.1 Organization and Qualification. TNTY is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated. TNTY is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the in which the nature of the property or assets owned by TNTY or the nature of the operations or business conducted by TNTY requires such qualification and where the failure to be so qualified would have a material adverse effect on TNTY.

Section 4.2 Subsidiaries and Joint Ventures. Except as disclosed in TNTY’s periodic Securities & Exchange Commission reports, no shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by TNTY.

Section 4.3 Authority. TNTY has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the delivery of the TNTY Shares have been duly and validly authorized and approved by all necessary action on the part of TNTY. This Agreement is the legal, valid, and binding obligation of TNTY and is enforceable against TNTY in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery of this Agreement by TNTY, nor the consummation by TNTY of the transactions contemplated hereby, will (o) violate TNTY’s Certificate of Formation or Bylaws, as amended, (p) violate any provisions of law or any order of any court or any governmental unit to which TNTY is subject, or by which its assets are bound, or (q) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which TNTY is a party or by which its assets or properties are bound.

Section 4.4 TNTY Capitalization. Immediately prior to Closing, the authorized capital stock of TNTY will consist of 250,000,000 shares of Common Voting Equity Stock, par value $.0001 per share (“Common Stock”), of which 50,000,000 are authorized as preferred stock. Immediately prior to the Closing, TNTY shall have (i) 63,628,821 shares of Common Stock issued and outstanding, (ii) 1,000 shares of Series X Preferred Stock authorized, (iii) stock options to purchase 6,855,766 shares of common stock outstanding (as of September 30, 2015) and (iv) warrants to purchase 7,924,589 shares of common stock outstanding (as of September 30, 2015). All outstanding shares of Common Stock have been duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations. Upon issuance in accordance with the term of this Agreement, the TNTY Shares will be duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules, and regulations. Other than the obligation of TNTY to issue the TNTY Shares pursuant to this Agreement and the warrants listed in the TNTY Disclosure Letter, there is no subscription right, option, warrant, convertible security, or other right (contingent or other) outstanding, for the purchase, acquisition, or sale of Common Stock or any other securities of TNTY, or any securities convertible into or exchangeable for Common Stock or other securities of TNTY. There are no stock appreciation rights, phantom stock, or similar rights in existence. There are no agreements purporting to restrict the transfer of the Common Stock or the TNTY Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Common Stock or the TNTY Shares.

Section 4.5 Books and Records.

(a) The books of account and other records of TNTY are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(b) The minute books of TNTY contain complete and correct records of all meetings held of, and actions taken by written consent of, the holders of voting securities of TNTY, the board of directors, and committees of the board of directors of TNTY. No meeting of any such holders, board of directors, committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. At the Closing, all such minute books and records will be in the possession of TNTY and shall be delivered to N4P.

(c) the Certificate of Formation of TNTY, and all amendments thereto, certified by the Secretary of State of Delaware;

(d) the Bylaws of TNTY and all amendments thereto, certified as true, correct, and complete by the Secretary of TNTY; and

(e) The stockholder records maintained by VStock Transfer, LLC, the stock transfer agent of TNTY contain an accurate record of the holders of all outstanding shares of Common Stock of TNTY.

Prior to Closing, TNTY provided the N4P Members true, complete, and correct copies of all of the materials described above.

Section 4.6 SEC Filings. TNTY has filed all reports required to be filed with the Securities and Exchange Commission. Each report filed with the Securities and Exchange Commission is complete and accurate in all material respects.

Section 4.7 Assets. Upon completion of the Spin Out, TNTY will have no business activities or assets (including Contracts and accounts receivable), other than TNTY’s corporate franchise, the books and records described in 5, tax returns and similar records, books of account and ledgers, and other similar records related to TNTY’s organization and outstanding Common Stock. TNTY has no bank account, brokerage account, or other deposit account except as set forth on the TNTY Disclosure Letter.

Section 4.8 Liabilities. After giving effect to the Debt Settlement, TNTY has no Contracts, liabilities, obligations, or debts of any nature whatsoever (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than the trade payables, liabilities, obligations and debts listed in the TNTY Disclosure Letter.

Section 4.9 Employees and Employee Benefit Plans. As of the Closing, TNTY has no direct employees. No officer, director, or agent of TNTY is party to any agreement or arrangement which provides for the payment of any bonus, severance, or other compensation at or after Closing. TNTY does not have, and has never had any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement (collectively, “Benefit Plans”). TNTY had not made and is not obligated to make any contribution to any Benefit Plan.

Section 4.10 Insurance. Except as disclosed in the Disclosure Letter, TNTY currently has no insurance covering its properties and business.

Section 4.11 Environmental Matters.

(a) TNTY has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

(b) TNTY has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

(c) No Hazardous Materials are, to the knowledge of TNTY, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by TNTY, and, to the knowledge of TNTY, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by TNTY so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

Section 4.12 Litigation. Except as disclosed in TNTY’s SEC reports, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting TNTY at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor, to the best of TNTY’s knowledge, is there any basis for the assertion of any such claim, charge, grievance, action, suit, proceeding, or investigation by or against TNTY. TNTY is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or TNTY. There are no unsatisfied judgments or orders against TNTY.

Section 4.13 Taxes. Except as set forth in 4 of the TNTY Disclosure Letter:

(a) TNTY has filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to TNTY, either separately or as a member of a group of corporations. TNTY has not requested any extension of time within which to file any Tax Return, except as to Tax Returns that have since been timely filed. All Tax Returns filed by (or that include on a consolidated basis) TNTY are complete and correct and comply with applicable legal requirements. TNTY has paid, or made provision for the payment of, all taxes that have or could have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by TNTY. TNTY has withheld or collected and paid to the proper authority all taxes required to be withheld, collected, or paid by it.

(b) No claim has ever been made by any governmental entity in a jurisdiction where TNTY does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim. No Tax Return of TNTY is under audit by the IRS or other governmental entity, and no notice of such an audit has been received by TNTY. There are no threatened proceedings for, or relating to, Taxes, and there are no matters under discussion with the IRS or other governmental entity with respect to Taxes. No issues relating to Taxes have been raised in writing by the IRS or other governmental entity during any pending audit, and no issues relating to Taxes have been raised in writing by the IRS or other governmental entity in any audit that could recur in a later taxable period. There is no proposed Tax assessment against TNTY. TNTY has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of TNTY or for which TNTY could be liable. No lien or encumbrance for Taxes exists with respect to any assets of TNTY, except statutory liens for Taxes not yet due.

(c) TNTY is not, and has been, a member of any affiliated group of corporations (other than a group of which TNTY is the common parent) which has filed a combined, consolidated, or unitary income Tax Return with any governmental entity. TNTY is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable legal requirement, as a transferee or successor, by contract, or otherwise.

Section 4.14 Compliance with Laws. TNTY, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to TNTY or the Business, which violation would have a material adverse effect on TNTY or the Business. TNTY is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects TNTY, the Business, or any of the assets and properties of the Business.

Section 4.15 Brokers and Finders. Neither TNTY nor any Affiliate has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated by this Agreement.

Section 4.16 Governmental Approval and Consents. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.17 Investment Intent.

(a) The N4P Shares being acquired for TNTY’s own account without the participation of any other person, with the intent of holding the N4P Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the N4P Shares and not with a view to, or for resale in connection with, any distribution of the N4P Shares;

(b) TNTY is able to bear the economic risks of the investment in the N4P Shares, including the risk of a complete loss of TNTY’s investment therein;

(c) TNTY understands and agrees that the N4P Shares will be issued and sold to TNTY without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

(d) The N4P Shares cannot be offered for sale, sold, or transferred by TNTY other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to N4P of compliance with the applicable securities laws of other jurisdictions. N4P shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws; and

(e) TNTY has had the opportunity to ask questions of and receive answers from N4P and any person acting on its behalf, and to obtain all material information reasonably available with respect to N4P and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of N4P.

Section 4.18 Correctness of Representations. No representation or warranty or other statement made by TNTY in this Agreement, the TNTY Disclosure Letter, or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

Article 5 Conditions Precedent to Obligations of TNTY

The obligation of TNTY to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction by N4P and the N4P Members on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by TNTY:

Section 5.1 Representations and Warranties of N4P and the N4P Members. All information required to be furnished or delivered by the N4P Members pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by the N4P Members and N4P in Section 3 hereof shall be true and correct on and as of the Closing Date.

Section 5.2 Compliance by N4P and the N4P Members. N4P and the N4P Members shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by N4P and the N4P Members on or prior to the Closing Date.

Section 5.3 No Injunction, Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit TNTY, or to obtain substantial damages from TNTY, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the Business, which, in the reasonable judgment of TNTY, would make it inadvisable to consummate the transactions contemplated by this Agreement.

Section 5.4 No Adverse Change. There shall not have been any material adverse change in the Business or condition, financial or otherwise, of N4P since September 30, 2015.

Section 5.5 Proceedings. The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to TNTY and its counsel.

Section 5.6 Closing Documents. TNTY shall have received each of the agreements, instruments, and certificates described in (a), in each case executed by N4P, the N4P Members, or the other parties thereto.

Section 5.7 N4P Shareholders. The N4P Members shall hold all of the issued and outstanding N4P Shares.

Article 6 Conditions Precedent to Obligations of the N4P Members

The obligation of the N4P Members to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by the N4P Members:

Section 6.1 Designation of Preferred Stock Series X. TNTY’s Board of Directors shall have adopted resolutions designating the Powers, Preferences, and Rights of Preferred Stock Series X and filed a Certificate of Designation of Powers, Preferences, and Rights of Preferred Stock Series X in the form of Exhibit A with the Secretary of State of Delaware.

Section 6.2 Debt Settlement. Except as set forth in the TNTY Disclosure Letter, all outstanding debt obligations of TNTY have been converted to equity in TNTY. The transactions contemplated by this Section 6 are sometimes referred to as the “Debt Settlement”.

Section 6.3 Elimination of Certain Obligations. TNTY shall have taken all necessary action to terminate all options, warrants, and rights to purchase Common Stock not disclosed on Schedule C and also pursuant to the Debt Settlement and, except for the Surviving Liabilities, there shall be no obligation of TNTY to pay:

(a) any accrued dividends, accumulated dividends, or make any other distribution in respect of the Common Stock;

(b) any accrued and unpaid salary, vacation time, benefits, expense reimbursements, or other amounts due to any past or present employee, officer, or director of TNTY;

(c) any accounts payable or other amounts to any independent contractor, or any provider of supplies, products, or services;

(d) any fine, judgment, settlement, or similar obligation;

(e) any loan, advance, or other indebtedness whatsoever.

Section 6.4 Surviving Liabilities. After giving effect to the Debt Settlement and Section 6, the liabilities of TNTY (the “Surviving Liabilities”) shall not exceed the amount set forth on Exhibit C.

Section 6.5 Board of Directors. At Closing, the number of directors on TNTY’s board of directors shall have been fixed at five (5) members. Ivan Berkowitz and Richard Davis (the “Legacy Directors”) shall be the only serving directors and there shall be three (3) vacancies. At the Closing, the Board of Directors shall have appointed Stephen Keaveney, Jeff S. Cosman, and Dr. William Ross, Ph.D. to fill 3 of the vacancies with a term of office to commence immediately following the Closing.

Section 6.6 Appointment of Officers. TNTY’s Board of Directors shall have elected the following officer with a term of office to commence immediately following the Closing: Stephen Keaveney, Chief Executive Officer.

Section 6.7 Certificate Regarding Representations and Warranties. All information required to be furnished or delivered by TNTY pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by TNTY in Section 4 shall be true and correct in all material respects.

Section 6.8 Compliance by TNTY. TNTY shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by TNTY on or before the Closing Date.

Section 6.9 No Injunction, Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit N4P or the N4P Members or to obtain substantial damages from N4P or the N4P Members in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of the N4P Members would make it inadvisable to consummate such transactions.

Section 6.10 Certificates. The N4P Members shall have received from TNTY all such certificates, dated as of the Closing Date, as N4P shall reasonably request to evidence the fulfillment by TNTY, or such other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

Article 7 Post-Closing Spinout

Section 7.1 The parties will cooperate in good faith and use their best efforts to complete the Spin Out as soon as reasonably possible after the Closing. Until closing of the Spin Out, TNTY will operate the Trunity Business consistent with past practice in accordance with the direction and business judgment of the Legacy Directors and TNTY’s CEO Nicole Fernandez-McGovern. All post-Closing liabilities in connection with the Trunity Business will be incurred only by TNTY’s wholly owned subsidiary Trunity, Inc. The N4P Members and their Affiliates will have no right, title, or interest directly, indirectly, or beneficially, in the Trunity Business before or after the Spin Out.

Article 8 General Provisions

Section 8.1 The N4P Member Representative.

(a) In order to efficiently administer this Agreement, the N4P Members, by their signature to this Agreement hereby appoint Stephen Keaveney (the “N4P Member Representative”) as the sole agent and attorney-in-fact of such N4P member to:

(i) give and receive notices required or permitted to be given to or by the N4P Members;

(ii) waive compliance by TNTY with any condition or covenant in this Agreement;

(iii) amend the terms and conditions of this Agreement after the Closing, provided that no amendment that materially increases the obligations of any N4P Member shall be effective with out the written consent of the affected N4P Member; and

(iv) prosecute and settle any claim of the N4P Members against TNTY arising under this Agreement.

(b) TNTY is hereby authorized to rely on the instructions and decisions of the N4P Member Representative, and no N4P Member shall have any cause of action against TNTY for any action taken by TNTY in reliance upon the instructions or decisions of the N4P Member Representative. All actions, decisions, and instructions of the N4P Member Representative taken pursuant to (a) shall be conclusive and binding upon the N4P Members, and no N4P Member shall have any cause of action against the N4P Member Representative for any action taken, decision made, or instruction given by the N4P Member Representative under this Agreement, except for fraud or a willful breach of the scope of (a) by the N4P Member Representative.

Section 8.2 Public Announcements. N4P, the N4P Members, and TNTY will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

Section 8.3 Fees and Expenses. Each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including without limitation all legal, accounting, and professional advisor fees incurred; provided however, that N4P will pay up to $20,000 for bona fide and reasonable legal and accounting fees related to the transaction contemplated by this Agreement, upon the presentation of invoices setting forth the work performed in sufficient detail for N4P to confirm the services performed were directly related to such transaction..

Section 8.4 Notices. All notices, request, demands, and other communications hereunder shall be in writing and shall be effective when delivered (i) in person or by courier or when received by facsimile transmission, or (ii) five days after deposit, postage-prepaid, in the U.S. Mail, or mailed by registered first class or certified mail, in each case addressed as follows:

If to the N4P Members and/or N4P:

C/O Stephen Keaveney
1355 Peachtree St., Suite 1150
Atlanta, GA 30309:

With a copy of any notice to the N4P Members or N4P (which shall not constitute notice) to:

Nick Day Law
95 River St., Suite 202
Hoboken, NJ 07030
Telephone: 267-290-8343
Attn: Nicholas Day, Esq.

If to TNTY:

TRUNITY HOLDINGS, INC.
Nicole Fernandez
12555 Orange Drive, Suite 202
Davie, Florida 33330

With copies to (which shall not constitute notice):

Carlton Fields Jorden Burt
Attn: Robert Macaulay, Esq.
Miami Tower
100 S.E. Second St., Ste. 4200
Miami, Florida 33131-2113

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 8.4. Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

Section 8.5 Assignment and Binding Effect. Prior to Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other.

Section 8.6 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their heirs, executors, administrators, legal representatives, successors, and assigns and they shall not be construed as conferring any rights on any other persons, or limiting any rights of any party hereto against any other person or entity.

Section 8.7 Headings, Gender, and Person. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each party and delivered to the other party hereto.

Section 8.9 Integration of Agreement. This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

Section 8.10 Governing Law. This Agreement shall be construed under the laws of the State of Georgia, without giving effect to its conflict of laws. The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy, and each party irrevocably: (i) consents to the jurisdiction of the Permitted Courts in such actions, (iir) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and (iiis) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party. In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

Section 8.11 Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. The court in its discretion may substitute for the deleted provision an enforceable provision which reasonably approximates the excluded provision.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed all as of the day and year first above written.

TNTY:

TRUNITY HOLDINGS, INC.

By:

Name: Nicole Fernandez

Title: Chief Executive Officer

Signature Page of N4P Member (sign as EITHER individual or entity but not both):

If Individual:

Signature:_________________________________

Print Name:________________________________

 Print Address:______________________________

__________________________________________

If Entity:

Print Name of Entity:___________________________

Signature of Authorized Officer or Member:_____________________________

Print Name of Authorized Signatory:___________________________________

Print Address of Entity:______________________________________________

_________________________________________________________________

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